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                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

      This Agreement and Plan of Reorganization (the "Agreement") is made and entered into as of November 11, 2001, among Juniper Networks, Inc., a Delaware corporation (the "Company") and Pacific Broadband Communications, Inc., a Delaware corporation ("PBC").

                                    RECITALS

A. Upon the terms and subject to the conditions of this Agreement, PBC and the Company intend to enter into a transaction whereby PBC will merge with and into the Company.

B. The consideration will be in the form of the Company's common stock as provided herein.

C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") to the maximum extent possible.

                                   AGREEMENTS

The parties hereby agree as follows:

1. TRANSACTION.

      1.1 ACQUISITION. The Company will acquire 100% of the outstanding shares of stock of PBC. PBC will merge with and into the Company (the "Merger") in a straight merger, with the Company as the surviving corporation. Except for stockholders of PBC holding Dissenting Shares (as such term is defined in Section 2.4 herein), the stockholders of PBC will receive shares of the common stock of the Company, par value $.00001 per share (the "Shares"), as provided in
Section 1.2 below.

      1.2 EXCHANGE RATIO.

            1.2.1 COMMON STOCK EXCHANGE RATIO. The number of Shares to be received by each PBC stockholder holding shares of PBC common stock shall be determined by multiplying the number of shares of PBC common stock held by such stockholder by the Common Stock Exchange Ratio. The "Common Stock Exchange Ratio" is defined as the quotient obtained by dividing (i) the quotient obtained by dividing $73,000,000 by the "Juniper Per Share Price" (as defined below) by
(ii) the aggregate number of "PBC Common Securities" (as defined below). Each holder of PBC issued and outstanding shares of common stock who does not demand appraisal rights in accordance with Delaware Law or California Law, shall receive the number of Shares equal to the number of Shares determined by applying the Common Stock Exchange Ratio as defined in the preceding sentence. In utilizing the Common Stock Exchange Ratio to calculate the amount of stock consideration or the number or exercise price for option shares, all share amounts will be rounded down to the nearest whole number and all dollar amounts will be rounded up to the nearest cent.

            1.2.2 SERIES A EXCHANGE RATIO. The number of Shares to be received by each PBC stockholder holding shares of PBC series A preferred stock shall be determined by multiplying the number of shares of PBC series A preferred stock held by such stockholder by the Series A Exchange Ratio. The "Series A Exchange Ratio" is defined as the quotient obtained by dividing (i) the quotient obtained by dividing $9,000,000 by the "Juniper Per Share Price" by (ii) the aggregate number of "PBC Series A Preferred Securities" (as defined below). Each holder of PBC issued and outstanding shares of series A preferred stock who does not demand appraisal rights in accordance with Delaware Law or California Law, shall receive the number of Shares equal to the number of Shares determined by applying the Series A Exchange Ratio as defined in the preceding sentence. In utilizing the Series A Exchange Ratio to calculate the amount of stock consideration or the number or exercise price for option shares, all share amounts will be rounded down to the nearest whole number and all dollar amounts will be rounded up to the nearest cent.


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            1.2.3 SERIES B EXCHANGE RATIO. The number of Shares to be received by each PBC stockholder holding shares of PBC series B preferred stock shall be determined by multiplying the number of shares of PBC series B preferred stock held by such stockholder by the Series B Exchange Ratio. The "Series B Exchange Ratio" is defined as the quotient obtained by dividing (i) the quotient obtained by dividing $53,000,000 by the "Juniper Per Share Price" by (ii) the aggregate number of "PBC Series B Preferred Securities" (as defined below). Each holder of PBC issued and outstanding shares of series B preferred stock who does not demand appraisal rights in accordance with Delaware Law or California Law, shall receive the number of Shares equal to the number of Shares determined by applying the Series B Exchange Ratio as defined in the preceding sentence. In utilizing the Series B Exchange Ratio to calculate the amount of stock consideration or the number or exercise price for option shares, all share amounts will be rounded down to the nearest whole number and all dollar amounts will be rounded up to the nearest cent.

            1.2.4 "JUNIPER PER SHARE PRICE" shall mean the average of the closing price of the common stock of the Company for the 10 trading days immediately preceding and including the date of this Agreement.

            1.2.5 "PBC COMMON SECURITIES" shall mean all outstanding shares of common stock of PBC (whether restricted or not), options (whether vested or unvested), all other shares that are reserved for issuance under any stock option plans, including the Additional Employee Shares (as defined below).

            1.2.6 "PBC SERIES A SECURITIES" shall mean all outstanding shares of series A preferred stock of PBC.

            1.2.7 "PBC SERIES B SECURITIES" shall mean all outstanding shares of series B preferred stock of PBC.

            1.2.8 "ADDITIONAL EMPLOYEE SHARES" shall mean the 3,335,690 shares of PBC common stock that remain unissued out of the common stock currently reserved for issuance under the PBC 2000 Stock Incentive Plan.

            1.2.9 "EARNOUT SHARES" shall mean a number of Shares calculated by dividing $59,000,000 by the Juniper Per Share Price.

      1.3 ADDITIONAL PAYMENTS. The following payments shall be made at the Effective Time:

            1.3.1 $5,000,000 shall be paid to Raza Foundries, Inc. in the form of common stock of the Company. The number of shares to be delivered to Raza Foundries, Inc. hereunder shall be calculated by dividing $5,000,000 by the Juniper Purchase Price.

            1.3.2 $1,420,310 shall be paid to Bowman Capital and its affiliates in the form of common stock of the Company. The number of shares to be delivered to Bowman hereunder shall be calculated by dividing $1,420,310 by the Juniper Purchase Price.

      1.4 OPTIONS FOR PBC COMMON STOCK; ACCELERATION.

            1.4.1 ASSUMPTION OF OPTIONS BY THE COMPANY. Except as otherwise provided in this Agreement, as a result of the Merger all of the outstanding options to acquire PBC common stock granted on or prior to the Closing Date shall be converted into options to acquire common stock of the Company and shall be assumed by the Company. The number of shares and the exercise price of such PBC options shall, except as otherwise provided herein, be adjusted in accordance with the Exchange Ratio (the number of shares shall be multiplied by the Exchange Ratio and the exercise price per share shall be divided by the Exchange Ratio). Except as otherwise provided in this Agreement, the original vesting schedules of the converted and assumed options shall be retained and the options shall have the same


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terms upon conversion. The Company covenants that it shall not do anything in it assumption of the PBC options to cause the options which have been granted as incentive stock options to lose their status as incentive stock options under the Code. The Company shall register the converted and assumed option shares on Form S-8 within 20 days following the Closing Date.

            1.4.2 ACCELERATION. Each PBC employee shall waive his or her rights to acceleration of vesting (if any) that may be applicable as a result of the transaction contemplated by this Agreement or otherwise upon any change of control or sale of all or any part of the assets or capital stock of PBC.

      1.5 REGISTRATION OF SHARES. The Company will use its best efforts to complete the filings required to register the Shares on Form S-3 as soon as practicable following the Closing Date; provided that such filing shall be completed no later than 10 days following the Closing Date and the Company will use its best efforts to have such filing declared effective as soon as practicable following the Closing Date.

            1.5.1 ISSUANCE OF SHARES. The Shares to be issued under this Agreement shall be issued pursuant to Section 4(2) of the Securities Act of 1933 (the "Security Act") and pursuant to the national market system exemption under the California Corporations Code. Each PBC stockholder will execute and deliver to the Company the "Investment Representation Statement" in the form attached hereto as Schedule 1.4.1 at the Closing.

      1.6 TAX TREATMENT. The parties intend that the Merger shall, to the maximum extent possible, constitute a reorganization within the meaning of
Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

      1.7 ACCOUNTING TREATMENT. The parties intend to treat the Merger as a purchase for accounting purposes.

      1.8 EMPLOYMENT. All employees of PBC set forth on Schedule 1.8 , such schedule to be agreed upon by PBC and the Company prior to the Closing, shall be employed as at-will employees of the Company or become at-will employees of the Company (except to the extent they wish to terminate their employment), in any event, at the salary levels consistent with Company's salary structure, and shall be eligible for employee benefits in accordance with the Company's current policies and practices. The Company's current policies and practices with respect to its various benefits programs are that there are no waiting periods for participation except that the Company's employee stock purchase plan does not accept new enrollees except during enrollment for a new offering period (which occurs twice a year during January and July for participation which begins in February and August, respectively).

2. THE MERGER. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the laws of the State of Delaware ("Delaware Law"), PBC shall be merged with and into the Company, the separate corporate existence of PBC shall cease and the Company shall continue as the surviving corporation.

      2.1 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties shall cause the Merger to be consummated by filing an Agreement of Merger, substantially in the form of Schedule 2.1 hereto (the "Agreement Of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law on the Closing Date. The time of such filing (or such later time as may be agreed in writing by the parties and specified in the Agreement of Merger) shall be the "Effective Time". The Closing of the Merger shall take place at a time and date to be specified by the parties (described herein as the "Closing" or the "Closing Date").

      2.2 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and


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franchises of PBC shall vest in the surviving corporation, and all debts, liabilities and duties of PBC shall become the debts, liabilities and duties of the surviving corporation.

      2.3 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of PBC, the Company or the holders of any of the following securities:

            2.3.1 CONVERSION OF PBC COMMON STOCK. Each share of the PBC common stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares (as defined below) will be canceled and extinguished and automatically converted into the right to receive such number of Shares as determined by multiplying the number of shares of PBC common stock held by such stockholder by the Common Stock Exchange Ratio, upon surrender of the certificates representing the shares of PBC common stock in the manner provided in Section 2.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and bond, if required) by the Transfer Agent (as defined in Section 2.7)).

            2.3.2 CONVERSION OF PBC PREFERRED STOCK.

            (a) Each share of PBC series A preferred stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares will be canceled and extinguished and automatically converted into the right to receive such number of Shares as determined by multiplying the number of shares of PBC series A preferred stock held by such stockholder by the Series A Exchange Ratio, upon surrender of the certificates representing the shares of PBC series A preferred stock in the manner provided in Section 2.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and bond, if required) by the Transfer Agent.

            (b) Each share of PBC series B preferred stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares will be canceled and extinguished and automatically converted into the right to receive such number of Shares as determined by multiplying the number of shares of PBC series B preferred stock held by such stockholder by the Series B Exchange Ratio, upon surrender of the certificates representing the shares of PBC series B preferred stock in the same manner referred to in paragraph (a) of this Section 2.3.2.

            2.3.3 PBC STOCK OPTIONS. At the Effective Time, all options to purchase PBC common stock then outstanding under PBC's 2000 Stock Incentive Plan and any other stock option plan contemplated by this Agreement, whether vested or unvested, shall be assumed by the Company in accordance with Section 1.3 hereof.

            2.3.4 FRACTIONAL SHARES. No fraction of a Share of will be issued, but in lieu thereof, each holder of shares of PBC Common Stock (including PBC Common Stock issuable upon exercise of outstanding PBC options at the Effective
Time) who would otherwise be entitled to a fraction of a Share (after aggregating at the Closing all fractional Shares to be received by such holder) shall be entitled to receive from Company an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
(ii) the Juniper Per Share Price.

            2.3.5 ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to PBC common stock or Company common stock occurring on or after the date hereof and prior to the Effective Time.

      2.4 DISSENTING SHARES. Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of PBC common stock or PBC preferred stock who has demanded and perfected appraisal rights for such shares in accordance with Delaware Law or California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (the "Dissenting Shares"), shall not be converted into or represent a right to receive the Company's common stock and cash pursuant hereto, but the holder thereof shall only be entitled to such rights as are granted by


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Delaware Law or California Law, as the case may be. Notwithstanding the foregoing, if any holder of shares of PBC common stock who demands appraisal of such shares under Delaware law or California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to the consideration as determined in Section 1.2 herein by applying the applicable Exchange Ratio, without interest thereon, upon surrender of the certificate representing such shares of PBC common stock or PBC preferred stock.

      PBC shall give the Company (i) prompt notice of any written demands for appraisal of any shares of PBC common stock, withdrawals of such demands, and any other instruments served pursuant to Delaware law and received by PBC which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under California law. PBC shall not, except with the prior written consent of the Company or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of PBC common stock or PBC preferred stock, as the case may be, or offer to settle or settle any such demands. Any payments made in respect of Dissenting Shares shall be made by PBC or the Company as the case may be.

      2.5 SURRENDER OF CERTIFICATES; ISSUANCE OF NEW CERTIFICATES. The holders of the PBC share certificates shall surrender such certificates at the Closing. The Company shall issue, through its transfer agent, Norwest Shareowner Services (the "Transfer Agent"), shares of the Company's common stock in the amounts set forth and as directed on Schedule 2.5 which schedule shall be agreed upon by PBC and the Company prior to Closing and shall deliver certificates reflecting such shares within 30 days after the Closing. The Shares issued in connection with the Merger will be issued in a transaction exempt from the registration requirements of the Security Act of 1933 (the "Securities Act") by reason of
Section 4(2) thereof and as such will be deemed "restricted securities" within the meaning of Rule 144. Notwithstanding the foregoing, the Company shall register the Shares pursuant to Section 1.4 herein.

      2.6 EARNOUT SHARES. In connection with the Merger, at the Effective Time, the Company will issue the Earnout Shares pursuant to the terms of the Earnout Agreement, attached hereto as Schedule 2.6, through its transfer agent, Wells Fargo Shareowner Services (the "Transfer Agent"). Pending achievement of the milestones set forth in the Earnout Agreement, the shares will remain as book entries on the records of the Transfer Agent in the names of the individuals set forth in the Earnout Agreement. Upon achievement of a milestone set forth in the Earnout Agreement, the Company will promptly prepare and deliver instructions to the Transfer Agent in appropriate form regarding such issuance and delivery. All such Earnout Shares will be freely tradeable upon delivery.

3. REPRESENTATIONS AND WARRANTIES OF PBC. PBC represents and warrants to the Company that the statements contained in this Article 3 are true and correct as of the date hereof, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by PBC to the Company dated as of the date hereof and certified by a duly authorized officer of PBC (the "PBC Schedules").

      3.1 ORGANIZATION.

            3.1.1 DUE ORGANIZATION; SUBSIDIARIES. PBC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. PBC has the requisite corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a material adverse effect on PBC. Except for Pacific Broadband Communications EURL, a company formed under the laws of France, PBC has no subsidiaries.

            3.1.2 CERTIFICATE OF INCORPORATION; BYLAWS. PBC has delivered or made available to the Company a true and correct copy of its Certificate of Incorporation and Bylaws as in effect on the date


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hereof, and each such instrument is in full force and effect. PBC is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

            3.1.3 CAPITAL STRUCTURE. The authorized capital stock of PBC consists of 43,400,000 shares of common stock, par value of $.0005 per share, of which there were 11,370,152 shares issued and outstanding as of the date hereof and 16,600,000 shares of preferred stock, 15,383,926 of which are issued and outstanding as of the date of this agreement. The preferred stock is divided into 10,600,000 shares of authorized Series A Preferred Stock, of which there are 10,098,500 shares issued and outstanding and 6,000,000 shares of Series B Preferred Stock, of which there are 5,285,426 shares issued and outstanding. All outstanding shares of PBC common stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of PBC or any agreement or document to which PBC is a party or by which it is bound. As of the date hereof, PBC has outstanding warrants to purchase 83,352 shares of Series B Preferred Stock. As of the date hereof, PBC had reserved an aggregate of 12,000,000 shares common stock for issuance to employees, consultants and non-employee directors pursuant to its 2000 Stock Incentive Plan, 4,704,825 of which have been issued and 3,335,690 of which are reserved for future issuance (including 1,311,000 that have been approved and are pending grant to specific individuals. Prior to or at Closing, PBC will deliver Schedule 3.1.3 which lists all stock and option positions for each stockholder and option holder of PBC.

            3.1.4 OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in Section 3.1.3, there are no equity securities, partnership interests or similar ownership interests of any class of PBC security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.1.3, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which PBC is a party or by which it is bound obligating PBC to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of PBC or obligating PBC to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in PBC's Amended and Restated Investors Rights Agreement dated as of October 17, 2000, there are no registration rights and, to the knowledge of PBC, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of PBC.

      3.2 AUTHORITY. PBC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of PBC, subject only to the filing and recordation of the Agreement of Merger, approval of the Merger by the stockholders of PBC pursuant to Delaware Law and the Certificate of Incorporation of PBC. This Agreement has been duly executed and delivered by PBC and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of PBC, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement by PBC do not, and the performance of this Agreement by PBC will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of PBC, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to PBC or by which its properties are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair PBC's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of PBC pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which PBC is a party or by which PBC or its properties are bound or affected. The PBC Schedules list all consents,


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waivers, and approvals under any of PBC's agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

      3.3 CONSENTS. No material consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic, is required by or with respect to PBC in connection with the execution and delivery of this Agreement except for (i) the filing of the Agreement of Merger with the Secretary of State of the State of Delaware, (ii) the filing of any necessary tax clearance certificates and certificates of withdrawals by PBC with the applicable authorities in California, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iv) the filing of any documents required pursuant to the Hart-Scott-Rodino Act and (v) such other consents, authorizations, declarations, orders, filings, approvals and registrations which if not obtained or made would not be material to PBC or the Company or have a material adverse effect on the ability of the parties to consummate the Merger.

      3.4 TAXES; TAX RETURNS. PBC has timely filed all federal, state, local and foreign returns, estimates, information statements and other returns relating to taxes required to be filed by PBC, except such returns which are not material, and has paid all taxes shown to be due on such returns. PBC, as of the Effective Time, will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other taxes required to be withheld. No audit or other examination of any return of PBC is presently in progress, nor has PBC been notified of any request for such an audit or other examination. No power of attorney that is currently in force has been granted with respect to any matter relating to taxes payable by PBC. PBC is not a party to or affected by any tax-sharing or allocation agreement or arrangement.

      3.5 INTELLECTUAL PROPERTY.

            3.5.1 OWNERSHIP. To the knowledge of PBC, PBC owns or has the right to use, sell or license all intellectual property necessary or required for the conduct of its business as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "IP Rights").

            3.5.2 NO VIOLATION. To the knowledge of PBC, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by PBC violates in any material respect any license or agreement between PBC and any third party or to the knowledge of PBC, infringes in any material respect any intellectual property right of any other party; and there is no pending or, to the knowledge of PBC, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any IP Rights, nor has PBC received any written notice asserting that any IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

            3.5.3 SAFEGUARD OF IP RIGHTS. PBC has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of all IP Rights, and has entered into non-disclosure agreements, where appropriate.

            3.5.4 NO CONFLICT. To the knowledge of PBC, the execution and delivery of and performance under this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any IP Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any IP Rights or materially impair the right of PBC or the Company to use, sell or license any IP Rights or any portion thereof.

      3.6 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which PBC has received any notice of assertion nor, to PBC's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against PBC which reasonably


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would be likely to be material to PBC, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

      3.7 NO UNDISCLOSED LIABILITIES. To the knowledge of PBC, except as set forth in the PBC Schedules, as of the date of the Agreement, PBC does not have any liability, indebtedness, obligation, or guaranty, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), which individually or in the aggregate has not been reflected in the financial statements delivered to the Company.

      3.8 BROKERS' FEES. PBC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to PBC as follows:

      4.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. The Company has the corporate power to own its properties and to carry on its business as now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under its contractual obligations. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which it conducts business except where the failure to be so qualified would not have a material adverse effect on the Company.

      4.2 AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required to authorize the Agreement and the transactions contemplated hereby. The Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by PBC, constitutes the valid and binding obligation of each of the Company, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

      4.3 CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any governmental entity, or any third party is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on the Company or the ability of the parties to consummate the Merger.

      4.4 BROKERS' AND FINDERS' FEES. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      4.5 SEC FILINGS; All statements, reports, schedules, forms and other documents required to have been filed with the Securities and Exchange Commission (the "SEC") by the Company (the "Company SEC Documents") have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):
(x) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934 (as the case may be); and


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

(y) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      4.6 VALID ISSUANCE; COMPLIANCE WITH SECURITIES LAWS. The Shares will, when issued in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

5. CONDUCT PRIOR TO THE EFFECTIVE TIME.

      5.1 CONDUCT OF BUSINESS OF PBC. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, PBC agrees to use its best efforts to, except to the extent that the Company shall otherwise consent in writing, carry on PBC's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and taxes of PBC when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use its best efforts consistent with past practice and policies to preserve intact PBC's present business organizations, keep available the services of PBC's present officers and key employees and preserve PBC's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired PBC's goodwill and ongoing businesses at the Effective Time. PBC shall promptly notify the Company of any event or occurrence or emergency not in the ordinary course of business of PBC and any material event involving PBC. Except as expressly contemplated by this Agreement and as set forth in Section
5.1 of the Disclosure Schedule, PBC shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld):

            (a) (i) sell, license or transfer to any person or entity any rights to any PBC intellectual property or enter into any agreement with respect to any PBC intellectual property with any person or entity or with respect to any intellectual property of any person or entity, (ii) buy or license any intellectual property or enter into any agreement with respect to the intellectual property of any person or entity, (iii) enter into any agreement with respect to the development of any intellectual property with a third party;

            (b) enter into or amend any contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of PBC;

            (c) commence or settle any litigation;

            (d) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any PBC capital stock, or split, combine or reclassify any PBC capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of PBC capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of PBC capital stock (or options, warrants or other rights exercisable therefor) except in accordance with the agreements evidencing PBC employee stock options;

            (e) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of PBC or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for (i) the issuance of shares of capital stock upon the exercise of outstanding options and
      (ii) with the written consent of the Company, which consent may be withheld in the Company's sole discretion, the issuance of options under the [PBC Stock Option Plan];


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

            (f) cause or permit any amendments to its certificate of incorporation, bylaws or other organizational documents of PBC;

            (g) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to PBC's business;

            (h) sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practices;

            (i) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

            (j) grant any loans (other than the advance of funds for reasonable business expenses to employees) to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

            (k) grant any severance or termination pay (i) to any director or officer, or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

            (l) adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries, wage rates or other compensation of its employees except payments made pursuant to standard written agreements in place on the date hereof and disclosed in the Disclosure Schedule;

            (m) waive any material claim or right; or

            (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) hereof, or any other action that would (x) prevent PBC from performing its covenants hereunder or (y) cause or result in any or their respective representations and warranties contained herein being untrue or incorrect.

      5.2 INTERIM FUNDING OF PBC. During the period from the signing of this agreement and the Closing of the Transaction, the Company shall provide to PBC interim funding in the amount of $5,000,000 by December 1, 2001 and $5,000,000 by January 1, 2002.

      5.3 NO SOLICITATION. Until the earlier of (i) the Effective Time, (ii) January 31, 2002, or (iii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, PBC shall not and shall not permit, as applicable, any of PBC's officers, directors, employees, stockholders, agents, representatives or affiliates to, directly or indirectly, take any of the following actions with any party other than the Company and its designees: (a) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any part of PBC's business, properties or technologies, or any amount of PBC capital stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning PBC's business, technologies or properties, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any part of PBC capital stock or assets of PBC, or (d) enter into any agreement with any person providing for the acquisition of PBC, whether by merger, purchase of assets, license, tender offer or otherwise. In the event that PBC receives, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly,


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

of the type referenced in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, PBC shall immediately notify the Company thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the Company may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that the Company shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the Company may be entitled at law or in equity.

6. ADDITIONAL AGREEMENTS.

      6.1 SATISFACTION OF CONDITIONS PRECEDENT. Each party shall use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth herein, and each party will use its best efforts to cause the transactions contemplated by this Agreement to be consummated.

      6.2 FURTHER ASSURANCES. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

      6.3 AMENDED CERTIFICATE OF INCORPORATION. PBC shall cause to be filed an amended and restated Certificate of Incorporation which revises the liquidation preferences of the preferred stockholders in the form attached hereto as Exhibit A .

      6.4 PREFERRED STOCKHOLDERS AGREEMENT. As of the Closing, holders of a majority of the series A preferred and series B preferred stockholders of PBC shall have entered into a stockholders agreement waiving and releasing any claims such stockholders may have and such agreement shall contain a detailed schedule of the consideration to be paid to the stockholders of PBC in connection with the Merger pursuant to Section 1 hereof.

      6.5 NON-COMPETE. Subject to the terms of the Non-Compete Agreement, certain key employees of PBC to be agreed upon by PBC and the Company prior to the Closing shall enter into a non-compete agreement in a form to be agreed upon by PBC and the Company, pursuant to which each such employee agrees not to compete in for a period of two years from the date of termination of employment. The scope of the non-compete shall be worldwide.

      6.6 401(k). Any 401(k) plan operated by PBC shall terminate as of the Closing Date and PBC shall provide a certified resolution of its board of directors indicating that such plan has been terminated effective as of the Closing Date. Employees of PBC shall be eligible to participate in the Company's 401(k) plan immediately in accordance with its terms and the Company will act in accordance with company practices and procedures with respect to informing and helping new enrollees enroll in and understand the Company's 401(k) plan and the associated rollover provisions.

      6.7 ADDITIONAL EMPLOYEE OPTIONS. PBC shall, with the advice and consent of the Company, prior to Closing, issue the Additional Employee Options currently reserved for issuance under its 2000 Stock Incentive Plan to PBC employees. Notwithstanding the foregoing, the Company acknowledges and agrees that 1,311,000 of such Additional Employee Options have previously been allocated to specific individuals and the Company consents to such allocations.

      6.8 ADDITIONAL DOCUMENTS TO BE DELIVERED BY THE COMPANY. At the Closing the Company shall deliver the following to PBC:


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

            6.8.1 certified resolutions of the Board of Directors of the Company approving the Merger in accordance with the terms of this Agreement; and

            6.8.2 an opinion of the Company's General Counsel, in form and substance reasonably satisfactory to PBC.

      6.9 ADDITIONAL DOCUMENTS TO BE DELIVERED BY PBC. At the Closing PBC shall deliver the following to the Company :

            6.9.1 certified resolutions of the Board of Directors and the shareholders of PBC. approving the Merger in accordance with the terms of this Agreement; and

            6.9.2 an opinion from Pillsbury Winthrop LLP in form and substance reasonably satisfactory to the Company.

7. CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

      7.1 STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of PBC.

      7.2 NO ORDER. No order, administrative agency or commission or other governmental authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that ha the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

8. TERMINATION; TERMINATION FEE.

      8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger in the event that one or more of the conditions set forth in Section 6 is not satisfied.

      8.2 TERMINATION FEE. If the Merger is not consummated as of January 31, 2002 (unless extended by agreement of the parties and (i) PBC is ready and willing to close the Merger in accordance with the terms of this Agreement and
(ii) all of the conditions set forth in Section 6 have been satisfied in all material respects and (iii) the Company refuses to consummate the Merger then the Company will pay PBC a fee of $10,000,000 by February 5, 2002. In addition, if after such failure by the Company, if Carlyle Venture Partners (or another venture capital firm of national reputation acceptable to PBC) declines to lead an offering of PBC's Series C Preferred Stock resulting in net proceeds to PBC of at least $25,000,000, the Company agrees to lead such Series C financing and to purchase shares of Series C Preferred Stock in the minimum amount of $10,000,000. If the Company is unable to secure commitments from other investors for the purchase of the remaining $15,000,000, then the Company agrees to purchase $25,000,000 worth of such shares by February 15, 2002. The terms of such Series C financing shall be as set forth in the term sheet attached hereto as Exhibit C.

9. MISCELLANEOUS.

      9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):


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

If to Company:               Juniper Networks, Inc.
                             1194 North Mathilda Avenue
                             Sunnyvale, CA 94089
                             Attention:  General Counsel
                             Telephone No.:  (408)745-2384
                             Facsimile No.:  (408) 745-8910

If to PBC:                   Pacific Broadband Communications, Inc.
                             3103 N. First Street
                             San Jose, CA  95134
                             Attention:  General Counsel
                             Telephone No.:  (408) 468-6200
                             Facsimile No.:  (408) 432-9134

With a copy to:              Pillsbury Winthrop LLP
                             2550 Hanover Street
                             Palo Alto, CA 94304
                             Attention:  Thomas F. Chaffin, Esq.
                             Telephone No.:  (650) 233-4554
                             Facsimile No.:  (650) 233-4545

      9.2 INTERPRETATION. When a reference is made in this Agreement to schedules, such reference shall be to a schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      9.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. A facsimile signature shall be deemed an original signature.

      9.4 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and all schedules hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the Term Sheet between the Company and PBC dated October 31, 2001 (but excluding the Non-Disclosure Agreement) and the amended Term Sheet dated November 9, 2001; and are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided herein. The stockholders of PBC shall be able to rely on this Agreement and are third party beneficiaries hereunder.

      9.5 SEVERABILITY. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      9.6 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not


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performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States, regardless of its conflicts of law rules.

      9.8 ARBITRATION. The parties agree to first negotiate in good faith to resolve any disputes arising out of or relating to or affecting the subject matter of this Agreement. Any dispute arising out of or relating to or affecting the subject matter of this Agreement not resolved by negotiation shall be settled by binding arbitration in Santa Clara County, California before the Judicial Arbitration and Mediation Services, Inc. ("Jams") under the JAMS Rules of Practice and Procedure. The arbitrator shall be a former judge of a court of California. Discovery and other procedural matters shall be governed as through the proceeding were an arbitration. Any judgment upon the award may be confirmed and entered in any court having jurisdiction thereof. The arbitrator shall be required to, in all determinations, apply California law without regard to its conflicts of law provisions. Notwithstanding the foregoing, the arbitrator shall be free to apply the substantive law of the state of incorporation of a party, where applicable. The arbitrator is afforded the jurisdiction to order any provisional remedies, including, without limitation, injunctive relief. The arbitrator may award the prevailing party the costs of arbitration, including reasonable attorneys' fees and expenses. The arbitrator's award shall be in writing and shall state the reasons for the award. The parties stipulate that a JAMS employee may be appointed as a judge pro tempore of the Superior Court of Santa Clara County if required to carry out the terms of this provision. Arbitration shall be the sole and exclusive means to resolve any dispute.

      9.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      9.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties which approval will not be unreasonably withheld. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.


JUNIPER NETWORKS, INC.                    PACIFIC BROADBAND COMMUNICATIONS, INC.

BY:     /s/ Scott Kriens                  BY:    /s/ Alok Sharma
   ---------------------------------         -----------------------------------

NAME:   Scott Kriens                      NAME:  Alok Sharma
     -------------------------------           ---------------------------------

TITLE:  Chairman and CEO                  TITLE: President and CEO
      ------------------------------            --------------------------------

DATE:   November 11, 2001                 DATE:  November 11, 2001
     -------------------------------           ---------------------------------




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